EXHIBIT 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Ken Dennard / DRG&E, 713-529-6600
Superior Energy Services, Inc. Announces New Director
Harvey, La. November 3, 2006 — Superior Energy Services, Inc. (NYSE: SPN) today announced that the Company’s Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, has appointed Harold J. Bouillion to serve as a director until the 2007 annual meeting of stockholders.
From 1966 until 2002, Mr. Bouillion was with KPMG LLP where he served as Managing Partner of the New Orleans office from 1991 through 2002 and as Tax Partner-in-Charge of the New Orleans office from 1977 through 1991. Since his retirement from KPMG in 2002, Mr. Bouillion has served as the Managing Director of Bouillion & Associates, LLC, which provides tax and financial planning services.
Terence Hall, Chairman and CEO of Superior, stated, “We are pleased to welcome Harold to our Board. His financial expertise and knowledge of our Company should be an excellent complement to the industry experience and financial background of our other directors.”
Mr. Bouillion is a Certified Public Accountant. He currently serves on the boards of several New Orleans-area community organizations, including the National World War II Museum, the UNO Foundation, and Goodwill Industries of Southeastern Louisiana, Inc. Mr. Bouillion earned a bachelor’s degree in Accounting from the University of Louisiana-Lafayette and his MBA from Louisiana State University.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
# # #